Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports First Quarter 2009 Financial Results

Conshohocken, Pa — (BUSINESS WIRE) — April 30, 2009 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights and Recent Developments

•                  Achieved revenue of $35.7 million, an increase of 40.3%, compared to first quarter 2008

•                  Sales force currently at 129 account executives, up from 88 at end of 2008

•                  Restructured and expanded Medical Advisory Board

•                  Secured contract with Great-West Health Care, a national payor, adding 3.0 million lives covered by Mobile Cardiac Outpatient Telemetry™ (MCOT™)

•                  Entered into a definitive merger agreement to acquire Biotel Inc., a leading provider of cardiac monitoring devices

•                  Strengthened management team with the appointment of Randy Thurman as President and Chief Executive Officer

Chairman, President and CEO Commentary

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, commented: “We are pleased to announce another quarter of strong results, demonstrating our ability to deliver earnings while also investing in strategic initiatives to increase market share and deliver world class service to our prescribing physicians and patients.  During the quarter we made substantial progress in the expansion of our sales force and the development of our corporate infrastructure, including enhancements to our customer service unit.  Overall, our financial and operating performance in the quarter reflects the continued strong adoption of the MCOT™ system in the healthcare community and our commitment to excellence in all areas of our business.

“We continue to view 2009 as an inflection point in our business and believe that we can achieve accelerated growth and profitability in 2010 and beyond through strategic investments in our sales organization and corporate infrastructure.  Since year end, we have added 41 sales executives, most of whom are currently in the training process and should begin to gain traction in the marketplace beginning in the second half of the year.  We are ahead of our sales force expansion plans and expect to substantially complete our expansion by mid-year 2009.  As we continue to expand our sales organization, we anticipate being well positioned to gain significant market share in the future as our new account executives become fully established and proficient in marketing our services primarily to cardiologists and electrophysiologists.  Our infrastructure enhancements have already translated to improvements in customer service and monitoring operations.  Continued investments in the business will be a high priority for CardioNet, particularly as our customer base grows, to insure that CardioNet is the leader in all aspects of ambulatory cardiac monitoring and diagnosis.

“In addition to our organic growth and infrastructure development, we also entered into a definitive merger agreement to acquire Biotel Inc., a leading provider of cardiac monitoring devices, which we believe is a strong strategic fit for CardioNet.  We expect that the acquisition will expand our leadership position in wireless medicine with a wireless event monitoring device that will complement our existing product portfolio.  We also expect to gain a clinical research services business that will establish a new business segment for CardioNet to leverage for future growth.  We believe that our resources and expertise combined with the strong foundation developed by Biotel provide a substantial opportunity to build a meaningful clinical services franchise.  We remain on track with the acquisition and expect the transaction to close around mid-year.

“We are also looking forward to the upcoming Heart Rhythm Society (HRS) meeting in May 2009 where we plan to make several announcements regarding important advances in our technology.  We firmly believe these announcements will further demonstrate the superiority of our technology and will reflect that CardioNet is without peer in terms of advancing the clinical efficacy in the wireless cardiac monitoring industry.

“The future looks very promising for CardioNet.  We have made concrete progress in expanding our leadership position in wireless cardiac monitoring and establishing our first adjacent market business in clinical services through our pending merger with Biotel Inc.  Looking forward, we expect to be well positioned to leverage our technical expertise, customer service and monitoring infrastructure to be the clear leader in wireless medicine.”

Financial Results

Revenues for the first quarter of 2009 increased to $35.7 million compared to $25.5 million in the first quarter of 2008, an increase of $10.2 million, or 40.3%.  Gross profit increased to $23.9 million in the first quarter of 2009, or 66.9% of revenues, compared to $15.9 million in the first quarter of 2008, or 62.6% of revenues.

On a GAAP basis, operating loss was $1.3 million in the first quarter of 2009 compared to a loss of $0.7 million in the first quarter of 2008.  Excluding $3.0 million of expense related to management restructuring, primarily severance costs for former senior executives, and costs incurred in connection with the definitive merger agreement to acquire Biotel Inc., adjusted operating income increased to $1.6 million in the first quarter of 2009, or 4.6% of revenue.  This compares to adjusted operating income of $0.6 million, or 2.4% of revenue, in the first quarter of 2008, which excludes $1.3 million of charges related to the resolution of a legal matter and for integration and restructuring primarily related to the integration of PDSHeart.

Marty Galvan, CardioNet’s Chief Financial Officer, commented: “Gross margins continued to benefit from the positive shift in sales mix towards MCOTTM along with ongoing improvements in our efficiency and productivity.  The expected sequential decline in our adjusted operating margins reflects the strategic investments we are making in our sales organization and infrastructure that we believe will provide a solid foundation for market share gains and long term growth.  However, adjusted operating margins improved compared to the first quarter of 2008, reflecting our ability to expand profitability in a heavy investment year.”

Net loss for the first quarter of 2009 was $0.7 million, or a loss of $0.03 per basic and diluted share, compared to a net loss of $0.3 million, or a loss of $0.07 per basic and diluted share, for the first quarter of 2008.  Adjusted net income for the first quarter of 2009 was $1.0 million, or $0.04 per diluted share, excluding the impact of the management restructuring and costs incurred in connection with entering into the definitive merger agreement to acquire Biotel Inc.  This compares to adjusted net income of $0.4 million, or $0.02 per diluted share, for the first quarter of 2008, which excludes charges related to the resolution of a legal matter and for restructuring and integration primarily related to the integration of PDSHeart.

On a GAAP basis, net loss available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $0.7 million, or a loss of $0.03 per basic and diluted share, for the first quarter of 2009, compared to a net loss of $2.9 million, or a loss of $0.63 per basic and diluted share, for the first quarter of 2008.  The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Financial Outlook

Randy Thurman remarked: “Based on our first quarter results, along with the continued strong outlook for our core business, we are reaffirming our 2009 financial guidance of revenue of $170.0 to $175.0 million and earnings of $0.69 to $0.73 per diluted share excluding any impact of net operating losses, other tax related items, and any nonrecurring charges.  This also excludes the $0.01 per share dilutive impact that we are anticipating as a result of the Biotel Inc. acquisition, which we expect to close mid-year.  Beyond 2009, we are comfortable with our previous guidance of revenue growth of at least 50% combined with earnings growth of 100% in 2010, with earnings per diluted share that could reach $2.00 in 2011.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Thursday, April 30, 2009, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 80739901.

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry™ (MCOT™). More information can be found at http://www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31, 2009	March 31, 2008

Revenues	$35,720	$25,463
Cost of revenues	11,838	9,519
Gross profit	23,882	15,944
Gross profit %	66.9%	62.6%

Operating expenses:
Research and development expense	1,216	1,141
General and administrative expense	14,087	8,820
Sales and marketing expense	7,547	5,115
Amortization of intangibles	238	246
Integration, restructuring and other charges	2,139	1,306
Total operating expenses	25,227	16,628

Operating loss	(1,345)	(684)
Interest income, net	118	112

Loss before income taxes	(1,227)	(572)
Benefit from income taxes	505	232
Net loss	$(722)	$(340)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,597)
Net loss available to common shareholders	$(722)	$(2,937)

Loss per share:
Basic and diluted	$(0.03)	$(0.63)

Weighted average shares outstanding:
Basic and diluted	23,600	4,695

The following table presents detail of the stock based compensation expense that is included in each functional line item in the Condensed Statements of Operations above (000’s):

Stock based compensation expense

(In Thousands)

	Three Months Ended
	(unaudited)
	March 31, 2009	March 31, 2008

Stock based compensation expense included in:
Cost of revenues	$18	$9
Research and development expense	21	14
General and administrative expense	1,498	238
Sales and marketing expense	123	99

Total stock based compensation expense	$1,660	$360

Summary Consolidated Balance Sheet Data

(In Thousands)

	March 31, 2009	December 31, 2008
	(unaudited)

Cash and cash equivalents	$50,412	$58,171
Accounts receivable, net	47,895	39,431
Working capital	84,312	84,003
Total assets	170,388	165,773
Total debt	49	72
Total shareholders’ equity (deficit)	153,542	150,117

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2009	March 31, 2008

Operating loss — GAAP	$(1,345)	$(684)

Nonrecurring charges (a)	2,987	1,306

Adjusted operating income	$1,642	$622

Net loss available to common shareholders — GAAP	$(722)	$(2,937)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,597

Net loss	$(722)	$(340)

Nonrecurring charges (net of income taxes of $1,228 and $526, respectively) (a)	1,759	780

Adjusted net income	$1,037	$440

Loss available to common shareholders per basic and diluted share — GAAP	$(0.03)	$(0.63)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	0.56

Loss per basic and diluted share	$(0.03)	$(0.07)

Nonrecurring charges per share (a)	0.07	0.09

Adjusted earnings per diluted share	$0.04	$0.02

(a)

In the first quarter of 2009, we incurred $0.4 million of costs in connection with the definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to incoming CEO and $2.1 million of integration, restructuring and other charges. In the first quarter of 2008, we incurred $1.3 million of integration, restructuring and other charges.